Exhibit 10.2

EXCLUSIVE DISTRIBUTION AGREEMENT

This EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”), dated as of October 24, 2024 (the “Effective Date”), is entered into by and between Revance Therapeutics, Inc., a Delaware corporation with its principal place of business at 1222 Demonbreun St., 20th Floor, Nashville, TN 37203 and Revance Australia Pty. Ltd., an Australia proprietary company with its principal place of business at 1222 Demonbreun St., 20th Floor, Nashville, TN 37203 (collectively, “Revance”), on the one hand and Teoxane SA, a company organized under the laws of Switzerland with its principal place of business at rue du Lyon 105, CH-1203, Geneva, Switzerland (“Teoxane”) on the other hand (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Revance owns or has the right to license certain Intellectual Property Rights relating to the Products; and

WHEREAS, Revance desires to appoint Teoxane, and Teoxane desires to become, Revance’s exclusive distributor and licensee of the Products in the Field in the Territory upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

Section 1.01.   Definitions.  For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“AAA” has the meaning set forth in Section 13.06(a).

“AASB” means the accounting principles of the Australian Accounting Standards Board.

“Accounting Standards” means internationally recognized accounting principles, including U.S. generally accepted accounting principles (“US GAAP”) and international financial reporting standards (“IFRS”), as generally and consistently applied by the applicable Party or Selling Party.  “Accounting Standards” shall include AASB, provided there are no material differences compared to US GAAP or IFRS in the relevant accounting area, such as revenue recognition, to which AASB is applied.

“Aesthetic Indications” means (a) the temporary improvement in the appearance of moderate to severe glabellar lines associated with corrugator and/or procerus muscle activity in adult patients and (b) any and all other Indications related to altering cosmetic appearance, including but not limited to the treatment, minimization and/or eradication of, or the appearance of, crow’s feet, lines or wrinkles on the face, skin laxity, scars, skin discoloration, and liver spots.

“Affiliate” means, when used with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, whether now or in the future.  For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Annual Net Sales” means, with respect to a Calendar Year and any Product, the Net Sales of such Product in such Calendar Year.

“Applicable Law” means, with respect to any Person or Product, any transnational, domestic or foreign (including from Australia and New Zealand) federal, provincial, state or local law (statutory, common or otherwise), constitution, directive, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ, stipulation, determination, award or other similar requirement enacted, adopted, promulgated, applied or entered by a Governmental Authority that is binding upon or applicable to such Person or Product.

“Batch” means, with respect to any Product, the specific amount of such Product that is intended to have a uniform character and quality within specified limits and is produced according to a single Manufacturing order during the same Manufacturing cycle.

“Batch Record” means a document that records the details required by cGMP and the Quality Agreement about the Manufacture of any Batch in the form prescribed by the Quality Agreement.

“Binding Forecast” has the meaning set forth in Section 5.02(a).

“Brand Guidelines Agreement” has the meaning set forth in Section 2.03.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in Geneva, Switzerland or Nashville, Tennessee are authorized or obligated by law or executive order to close.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1; provided, however, that (a) the first Calendar Quarter of the Term shall commence on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

“Calendar Quarter Report” has the meaning set forth in Section 7.07.

“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the termination or expiration of this Agreement.

“Certificate of Analysis” means, with respect to any Product Manufactured and supplied hereunder, a certificate that meets all applicable requirements of cGMP and the Quality Agreement and is signed by a qualified person pursuant to the Quality Agreement confirming that such Product meets the applicable Product Specifications.

“cGMP” means all applicable current good manufacturing practices as adopted by the applicable Regulatory Authorities in the Territory, including standards relating to manufacturing practices for drugs, including biologics.

“Change of Control” means, with respect to any Person, (a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of such Person or (b) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or “group” (as used in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the combined voting power of such Person’s then outstanding voting securities with respect to matters submitted to a vote of the stockholders generally.

“Commercial Success Milestone Event” has the meaning set forth in Section 7.04.

“Commercial Success Milestone Payment” has the meaning set forth in Section 7.04.

“Commercialize” means, with respect to any product, any and all activities undertaken for such product relating to using, selling, offering for sale, marketing, promoting, distributing, importing, disposing of and otherwise commercializing such product.  For the avoidance of doubt, “Commercialize” does not include research, development or Manufacturing.  “Commercialization” has a correlative meaning.

“Commercially Reasonable Efforts” means, with respect to Teoxane’s obligations under this Agreement, the reasonable and good faith efforts that are consistent with the exercise of prudent scientific and business judgment, as applied by companies in the pharmaceutical industry of similar size and resources under similar circumstances for a product (regardless of whether the product is owned by such company or such company has obtained rights to such product) having similar commercial potential and stage of development or lifecycle, taking into account the regulatory requirements involved, medical/scientific, technical and regulatory profile (including safety and efficacy), Intellectual Property Rights protection, anticipated and actual profitability and return on investment, the potential for additional Indications and the level of competition in the market.

“Confidential Information” means any non-public, proprietary or other confidential information disclosed by a Party or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”), excluding any information that the Receiving Party can demonstrate with competent evidence that: (a) the Receiving Party independently develops without reference to the disclosed information; (b) the Receiving Party independently receives on a non-confidential and authorized basis from a source other than the Disclosing Party; (c) becomes public knowledge through no fault of the Receiving Party; or (d) is in the public domain at the time the Receiving Party receives the disclosed information.

“Control” means, with respect to any material, information or Intellectual Property Right, that a Party or one of its Affiliates possesses the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement), to assign or grant a license, sublicense or other right to or under such material, information or Intellectual Property Right on the terms and conditions set forth herein without violating the terms of any agreement between such Party and any Third Party in existence as of the time such Party or its Affiliate would be required hereunder to assign or grant such license, sublicense or other right.

“Cost of Manufacturing” means, with respect to any Product Unit, Revance’s and its Affiliates’ fully burdened cost of manufacturing and supplying finished product, such costs to include the cost of direct materials and labor, conversion, packaging and labeling, associated freight expenses, cost of testing, stability and attributable portion of overhead (not to exceed [*]% of total costs pursuant to this Section less overhead), which cost shall be determined in accordance with Revance’s internal managerial accounting calculations on a basis consistent with the table shown in Section A of Exhibit C, and following the structure and line items set forth in Section B of Exhibit C.  For the avoidance of doubt, “Cost of Manufacturing” excludes Revance’s and its Affiliates’ general and administrative, regulatory, clinical, research and development and commercial costs, as well depreciation and amortization.

“DAXXIFY” means the product marketed as of the Effective Date by Revance and its Affiliates in the United States under the brand name DAXXIFY®.

“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.

“Effective Date” has the meaning set forth in the Preamble.

“Exploit” means to develop, use, Manufacture, have Manufactured, Commercialize, keep (whether for disposal or otherwise) or otherwise exploit.  “Exploitation” has a corresponding meaning.

“Field” means (a) any and all Aesthetic Indications and (b) the treatment of cervical dystonia (“CD”).

“First Commercial Sale” means, with respect to any Product and any country in the Territory, the first bona fide, arm’s length sale to a Third Party of such Product in such country after obtaining all Regulatory Approvals required for the sale of such Product in such country; provided, however, that First Commercial Sale shall not include any transfer of any Product (a) between or among Teoxane or any of its respective Selling Parties; or (b) for purposes of patient assistance, named patient sales, charitable or promotional purposes, for use in a clinical trial or for use in any other tests or studies (including pre-clinical studies) reasonably necessary to comply with any Applicable Law or request by a Regulatory Authority, or for warehousing or staging purposes in advance of release of such Product.

“Forecast” has the meaning set forth in Section 5.02(a).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Indemnified Claim” has the meaning set forth in Section 12.04.

“Indemnified Party” has the meaning set forth in Section 12.04.

“Indemnifying Party” has the meaning set forth in Section 12.04.

“Indication” means any separate and distinct human disease, syndrome or medical condition that a product that is approved by a Regulatory Authority is intended to diagnose, treat, prevent or ameliorate.

“Intellectual Property Rights” means (a) in any jurisdiction, issued patents or pending patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates, certificates of invention, national and multinational statutory invention registrations and similar statutory rights (“Patents”); (b) in any jurisdiction, trademarks, service marks, certification marks, logos, trade names, trade dress, domain names, including all registrations and applications for registration of, and all goodwill associated with, the foregoing (“Trademarks”); (c) in any jurisdiction, copyrights and registrations and applications for registration thereof; (d) confidential and proprietary methods, processes, techniques, devices, technology, assays, materials, trade secrets, inventions, ideas, designs, compositions, formulae, know-how, data, specifications, technical information, safety information, instructions, and other similar types of confidential and proprietary documentation, materials and information (“Know-How”); (e) design rights, (f) data and database rights, and (g) any similar intellectual property or proprietary rights.

“Latent Defect” means, with respect to any Product Manufactured and supplied by Revance to Teoxane hereunder, any defect that is not readily determinable upon a reasonable inspection of such Product based on visual inspection (without the obligation to open the packaging) and review of the Certificate of Analysis and/or Batch Record for such Product (if applicable).

“Losses” has the meaning set forth in Section 12.01.

“Manufacture” and “Manufacturing” means, with respect to any product, any and all activities related to the planning, purchasing, production, manufacture, processing, filling, finishing, packaging, labeling, testing, serialization, shipping and holding of such product or any intermediate thereof, waste disposal, and leafleting, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability and other testing, sample retention, quality assurance, QP release, and quality control.

“Medsafe” means the New Zealand Medicines and Medical Devices Safety Authority or any successor agency thereto.

“Milestone Payments” means the Regulatory Milestone Payments and the Commercial Success Milestone Payments.

“Net Sales” means, with respect to any Product during a stated period of time, the gross invoiced sales amounts for such Product sold by or on behalf of Teoxane or any of its Affiliates (each “a Selling Party”) in arm’s length transactions to a Third Party in the Territory, less the following deductions permitted under Applicable Law from such gross amounts to the extent actually incurred, allowed, paid, accrued or specifically allocated to such Product and to the extent that such amounts are deducted from gross invoiced sales amounts as reported by such Selling Party in its financial statements in accordance with Accounting Standards, consistently applied:

(a)       credits or allowances actually granted for such Product if such Product is damaged, returns or rejections of such Product, price adjustments and billing errors;

(b)        governmental and other rebates (or equivalents thereof) to national, state, provincial, local or other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(c)          normal and customary trade, cash and quantity discounts, allowances and credits actually given on such Product sold;

(d)         transportation costs, including insurance, for outbound freight related to delivery of such Product to the extent included and separately itemized in the gross amount invoiced;

(e)         sales, value added, purchase, turnover, or consumption taxes and other similar taxes directly linked to the sales of such Product to the extent included in the gross amount invoiced, in each case to the extent that each such tax is borne by the Selling Party without reimbursement (but excluding any tax imposed on or measured by the net income or profits); and

(f)         any other items actually deducted from gross invoiced sales amounts as reported by such Selling Party in its financial statements in accordance with Accounting Standards, applied on a consistent basis, not set forth in (a)-(e) above.

Notwithstanding anything to the contrary, (i) sales of Products among Selling Parties for resale by the particular Selling Party to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”; provided that the resale of such Products by such Selling Party to such Third Party shall be deemed a sale for the purposes of this definition of “Net Sales”; and (ii) transfers or dispositions of any Product for no monetary consideration (A) in connection with patient assistance programs, (B) for charitable or promotional purposes, (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs, (D) for use as reasonably necessary to comply with any Applicable Law or request by a Regulatory Authority, or (E) for warehousing or staging purposes in advance of release of such Product, in each case ((A) through (E)), shall not be deemed sales of such Product for purposes of this definition of “Net Sales”.  For clarity, Product Samples are excluded from Net Sales.

“New Product” means any product Manufactured by or on behalf of Revance or any of its Affiliates that is comprised of or contains the injectable formulation of DaxibotulinumtoxinA-lanm in any form, presentation, dosage or formulation (including as a combination product) approved for any Indication outside the Field in the Territory from time to time during the Term.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Product” means any injectable product in its fully packaged and labeled form that is Manufactured by or on behalf of Revance or any of its Affiliates and is comprised of or contains DaxibotulinumtoxinA-lanm in any form, presentation, dosage or formulation (including as a combination product) approved for any Indication in the Field in the Territory from time to time during the Term, but excluding, for clarity, the Viatris Biosimilar Product.  The Product includes the product being marketed as of the Effective Date by Revance and its Affiliates in the United States under the brand name DAXXIFY®.  Where the context requires, the definition of Product in any provision will be deemed to include Product Samples, except where Product Samples are specifically excluded in a provision.

“Product Infringement” has the meaning set forth in Section 8.02(a).

“Product Samples” means not-for-sale samples of Products labelled as such on their packaging and provided in the ordinary course of business solely for purposes of promoting the Product and consistent with general industry practice.

“Product Specifications” means, with respect to any Product, the specifications for the characteristics, quality and processing of such Product set forth in the Quality Agreement.  The Product Specifications shall be the same for Product Samples except for the specific not for sale label, as will be further defined in the Quality Agreement.

“Product Unit” means, with respect to any Product, one (1) unit of such Product.

“Quality Agreement” has the meaning set forth in Section 6.01.

“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.

“Regulatory Approvals” means all approvals, licenses, registrations or authorizations necessary for the Exploitation of any Product for one (1) or more Indications in a country or regulatory jurisdiction in the Territory, including the satisfaction of all applicable regulatory and notification requirements.

“Regulatory Authorities” means the TGA and Medsafe, or any other national, transnational, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority with authority over the Exploitation of any Product in the Territory.

“Regulatory Materials” means all regulatory applications, submissions, notifications, registrations, and other filings made to or with a Regulatory Authority or other Governmental Authority in connection with the Exploitation of any Product in the Territory.

“Regulatory Milestone Event” has the meaning set forth in Section 7.03.

“Regulatory Milestone Payment” has the meaning set forth in Section 7.03.

“Revance” has the meaning set forth in the Preamble.

“Revance Disclosure Schedule” means the disclosure schedule set forth in Exhibit D.

“Revance Indemnified Party” has the meaning set forth in Section 12.02.

“Revance Know-How” means any and all Know-How that is Controlled by Revance or any of its Affiliates as of the Effective Date or at any time during the Term and is necessary or useful to Exploit any Products in the Territory, including any enhancement, modification, derivative or improvement to the foregoing.

“Revance Licensed Technology” means the Revance Know-How and the Revance Patents.

“Revance Patents” means any and all Patents that (a) are Controlled by Revance or any of its Affiliates as of the Effective Date or at any time during the Term and (b) (i) claim or cover any Revance Know-How, (ii) claim or cover any Product (or any element or component thereof) or (iii) are otherwise necessary or useful to Exploit any Product in the Territory, including the Patents set forth on Exhibit A.

“Revance Trademarks” means the Trademarks set forth on Exhibit B, as updated from time to time by Revance.

“RHA Agreement” means that certain Exclusive Distribution Agreement dated January 10, 2020 by and between Teoxane and Revance Therapeutics Inc. (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Right of First Negotiation” has the meaning set forth in the RHA Agreement.

“Selling Party” has the meaning set forth in the definition of “Net Sales”.

“Shortfall” means, with respect to any Product, the quantity of such Product actually delivered to Teoxane that is less than the quantity set out in the applicable purchase order for such Product.

“Supply Price” has the meaning set forth in Section 7.02(a).

“Teoxane” has the meaning set forth in the Preamble.

“Teoxane Indemnified Party” has the meaning set forth in Section 12.01.

“Term” has the meaning set forth in Section 11.01.

“Termination Payment” means the amount to be paid by Revance to Teoxane upon termination of this Agreement by Revance pursuant to Section 11.06(c), which amount shall be equal to: (a) if the notice of termination occurs on or before December 31, 2026, one hundred percent (100%) of the aggregate amount of the Upfront Payment and all Milestone Payments paid by Teoxane to Revance as of the date of such termination notice, or (b) if the such termination notice occurs between January 1, 2027 and December 31, 2031, a percentage of the aggregate amount of the Upfront Payment and all Milestone Payments paid by Teoxane to Revance as of the date of such termination notice, where such percentage equals one hundred percent (100%) minus the product of (i) ten percent (10%) multiplied by (ii) the number of Calendar Years completed in their entirety as of such date of termination notice.

“Territory” means Australia and New Zealand.

“TGA” means the Therapeutic Goods Administration or any successor agency thereto.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Claims” has the meaning set forth in Section 12.01.

“Transfer Price” means, with respect to any Product Unit, the Cost of Manufacturing for such Product Unit plus [*].

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“Upfront Payment” has the meaning set forth in Section 7.01.

“Viatris Biosimilar Product” means that certain product being developed as of the Effective Date by Revance (or its Affiliate) and Viatris Inc. as a biosimilar to BOTOX®.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute, regulation or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

Appointment; Grant Of Rights

Section 2.01.   Appointment; Grant of Rights.  Subject to the terms and conditions of this Agreement:

(a)         Revance (on behalf of itself and its Affiliates) hereby appoints Teoxane, and Teoxane accepts appointment, as the exclusive distributor of the Products in the Field in the Territory; and

(b)          Revance (on behalf of itself and its Affiliates) hereby grants to Teoxane (i) an exclusive (even as to Revance and its Affiliates), non-transferable (except as provided in Section 13.01), license, with the right to grant sublicenses as provided in Section 2.02, under the Revance Licensed Technology, solely to register with Regulatory Authorities (for any purposes other than for the Regulatory Approval), keep and Commercialize the Products in the Field in the Territory and to use the Revance Trademarks in connection with the foregoing; and (ii) a non-exclusive, royalty-free, non-transferable (except as provided in Section 13.01), license, with the right to grant sublicenses as provided in Section 2.02, under the Revance Licensed Technology, solely to keep, use and import the Products outside of the Territory, but in each case solely for export to and Commercialization in the Field in the Territory and to use the Revance Trademarks in connection with the foregoing.  For the avoidance of doubt, nothing herein shall be construed as a license to manufacture or purify any Product or any component thereof.

Section 2.02.  Sublicensing.  Teoxane shall have the right to grant sublicenses of any and all of its rights under this Agreement to (a) any of its Affiliates or (b) any Third Party, and any such Affiliate or Third Party may grant further sublicenses in accordance with the terms hereof; provided that any such sublicense requires such Affiliate or Third Party to comply with the applicable terms and conditions of this Agreement.  Teoxane shall remain responsible and liable to Revance for the performance of each of its sublicensee’s obligations under any sublicense granted under this Agreement and in the event that any such sublicensee takes any action that would be deemed to be a breach of this Agreement if such action were taken by Teoxane, then Teoxane shall be responsible and liable for such breach.

Section 2.03.  Branding.  Revance reserves the right to practice reasonable control with regard to the use of the Revance Trademarks by Teoxane and its sublicensees.  Within sixty (60) days of Regulatory Approval for the Product in the Territory, the Parties shall execute an agreement setting forth the quality, appearance, distinctiveness and other standards with respect to the use of the Revance Trademarks for any Products (the “Brand Guidelines Agreement”) and Teoxane shall, and shall cause its sublicensees to, comply with the Brand Guidelines Agreement.  Any use of the Revance Trademarks by Teoxane or any of its sublicensees inures to the benefit of Revance.

Section 2.04.  No Other Licenses.  Except as expressly provided in this Agreement, no other licenses are granted by Revance to Teoxane under this Agreement.

Section 2.05. Delivery of Revance Know-How; Cooperation.  As soon as reasonably practicable, but in no event later than thirty (30) days after the Effective Date, and at any time during the Term upon Teoxane’s request, Revance shall, at its sole cost and expense, disclose and deliver to Teoxane such Revance Know-How which is required to Commercialize the Products in the Field in the Territory.  Revance shall, at its sole cost and expense, provide Teoxane with all reasonably required assistance to enable Teoxane to understand and use such Revance Know-How and the Products, including providing to Teoxane personnel, Teoxane Key Opinion Leaders and aesthetics practitioners, as requested by Teoxane, in the Territory training in respect of the Products.  Nothing herein shall create any obligation for Revance to disclose Know-How related to the Manufacture of any Product and/or purification of botulinum toxin, other than as may be required by a Regulatory Authority in the Territory.

Section 2.06. Non Compete.  Except as provided expressly in this Agreement, during the Term or until an earlier termination of this Agreement, neither Teoxane nor its Affiliates may, without the prior written agreement of Revance: (a) Manufacture or Commercialize any botulinum toxin in the Territory other than the Products for use in the Field in the Territory; or (b) directly or indirectly research or develop a drug product before [*] containing botulinum toxin in the Field for purposes of seeking Regulatory Approval in the Territory (for clarity, any research or development by or on behalf of Teoxane or its Affiliates in the Territory (i) for approval of such product outside of the Territory; or (ii) for approval of such product within the Territory after [*] is permitted); or (c) enter into any partnership agreement in the Territory in respect of, acquire, conduct, engage directly or indirectly in or invest in, any activity (including white labelling) or business related to, or Person which activity relates to, any botulinum toxin in the Territory for use in the Field unless such activity would otherwise be permitted pursuant to the foregoing clause (b).

Section 2.07.  New Products.  The Parties acknowledge and agree that this Agreement does not exhaust the Right of First Negotiation provided in the RHA Agreement with respect to the Territory outside of the Field, and that any New Product, shall be subject to said Right of First Negotiation.

ARTICLE 3

Regulatory Activities

Section 3.01.  Regulatory Materials, Regulatory Approvals and Obligations.

(a)          As between the Parties, Revance shall solely and exclusively own all Regulatory Approvals for all Products in the Field in the Territory and shall have sole responsibility and decision making-authority for all regulatory activities, including communications and filings with any Regulatory Authorities, with respect to all Products in the Field in the Territory.  Without limiting the foregoing, as between the Parties, (i) Revance shall, at its sole cost and expense, (A) have the exclusive right to file, maintain and update any and all Regulatory Materials and Regulatory Approvals for all Products in the Field in the Territory, and (B) be ultimately responsible for the regulatory structure required under such Regulatory Approvals for such Products in the Field in the Territory, including with respect to pharmacovigilance (as further described in Section 3.02), subject to Teoxane’s obligations to cooperate as set forth in the Quality Agreement and/or Pharmacovigilance Agreement and (ii) Revance shall be solely responsible for all costs and fees of regulatory tasks externalized by Revance or any of its Affiliates to any Third Party consultants.

(b)          Each Party shall inform the other Party in writing (in a manner compliant with Applicable Law) within [*] ([*]) of any information that such Party receives that (i) raises any material concerns regarding the safety or efficacy of any Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties (including Governmental Authorities) in connection with any Product; (iii) is reasonably likely to lead to a recall or market withdrawal of any Product; or (iv) relates to any Product and is reasonably likely to have a material impact on a Regulatory Approval or the Commercialization of such Product.

(c)          Notwithstanding Section 3.01(a), Teoxane shall reimburse [*] ([*]%) of all documented (i) external costs incurred by Revance related to submitting any applications for Regulatory Approvals to any applicable Regulatory Authority in the Territory for any Products indicated for the treatment of glabellar lines, including any fees charged by any such Regulatory Authorities for the submission of such applications, and (ii) external regulatory consulting costs incurred by Revance with respect to the aforementioned submissions to Regulatory Authorities.  In the event that either Party opens a discussion to seek Regulatory Approval of a Product for additional Indications within the Field in the Territory, the Parties shall discuss in good faith the respective contributions of each Party to the external costs required to secure any such Regulatory Approvals.

Section 3.02.  Pharmacovigilance Agreement.  As soon as reasonably practicable after the Effective Date, but in any event prior to the First Commercial Sale of any Product by Teoxane, the Parties will negotiate and enter into a pharmacovigilance agreement (a “Pharmacovigilance Agreement”) with the objective for a Teoxane Affiliate who is a Selling Party to enter the Pharmacovigilance Agreement with Revance or its designated Affiliate.  The Pharmacovigilance Agreement shall define the respective responsibilities of the parties thereto with respect to pharmacovigilance for the Product throughout the product lifecycle, and which shall govern the adverse event reporting procedures and safety data exchange processes between the Parties, which may be amended or restated by the Parties independently of this Agreement.

ARTICLE 4

Commercialization

Section 4.01.  Product Commercialization.  Subject to the terms and conditions of this Agreement and the Brand Guidelines Agreement, Teoxane shall have the sole and exclusive right to keep and Commercialize the Products in the Field in the Territory at its sole cost and expense and Teoxane shall have sole and exclusive responsibility and decision making-authority for all activities in connection with any of the foregoing.  Teoxane, itself or through its Affiliates or permitted sublicensees, shall use Commercially Reasonable Efforts to Commercialize each Product in each country in the Territory in which such Product obtains Regulatory Approval and is supplied to Teoxane by Revance under this Agreement.  As reasonably required by Teoxane, Revance shall provide approved digital, print, and media assets and marketing, medical affairs and medical education best practices and learnings along with KOL / Trainer advocates (the latter at Teoxane’s cost and expense) to support Teoxane’s pre-launch and Commercialization efforts with respect to the Products in the Field in the Territory.

Section 4.02.  Cross-Territory Sales.  Teoxane shall not, and shall not authorize any Third Party to, Commercialize any Product outside of the Territory.  Revance shall not, and shall not authorize any Third Party to, Commercialize any Product within the Territory.  Except as authorized under this Agreement, Teoxane shall not directly or indirectly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer any Product outside of the Territory.  Except as authorized under this Agreement, Revance shall not directly or indirectly solicit, advertise, sell, distribute, ship, consign, or otherwise transfer any Product within the Territory.

Section 4.03.  DAXXIFY Steering Committee.  Within a reasonable time after the Effective Date, the Parties shall establish a steering committee for the purpose of sharing best practices, data, experiences and other information applicable to the Commercialization and sale of the Products.

ARTICLE 5

Manufacture, Supply and Delivery of Products

Section 5.01.   Supply by Revance.  Revance will Manufacture and supply to Teoxane or to any of its designated Affiliates, subject to the forecasting and ordering procedures in this Agreement, such quantities of each Product and Product Samples as required by Teoxane or its designated Affiliate.  Revance shall be solely responsible for the Manufacture and storage of all Products and Product Samples until delivery thereof in accordance with Section 5.03.  Revance shall have the right to subcontract the Manufacture of any Product and Product Samples to any of its cGMP-certified suppliers; provided that (a) such suppliers Manufacture such Product and Product Samples and otherwise perform their obligations in accordance with Applicable Law and (b) Revance shall remain responsible and liable to Teoxane for the performance of such supplier’s obligations and, in the event that any such supplier takes any action that would be deemed to be a breach of this Agreement if such action were taken by Revance, then Revance shall be responsible for such breach.

Section 5.02.   Forecasts and Ordering.

(a)          Promptly following the Effective Date, Teoxane shall submit to Revance a rolling [*] ([*])-month forecast (the “Forecast”) setting forth Teoxane’s anticipated orders of each Product (excluding Product Samples) for each month of such Forecast.  The Forecast shall be updated on or before the first day of each following Calendar Month during the Term.  Until the later of (i) the date of the receipt of the Regulatory Approvals for the Product in the Field in the first country of the Territory and (ii) the first date of delivery of Products to such first country in the Territory communicated by Revance, the Forecast will be non-binding; from and after such date, the first [*] ([*]) months of each Forecast shall be binding on the Parties for each Product covered by such Forecast (the “Binding Forecast”).  The remaining [*]([*]) months of each Forecast shall be a good faith estimate on the part of Teoxane as to its expected needs, but shall not be binding on either Party.

(b)          Revance shall supply to Teoxane the quantities of each Product and Product Samples ordered by Teoxane pursuant to one (1) or more purchase orders.  Teoxane shall submit one (1) purchase order to Revance per Calendar Quarter.  Each purchase order shall be for at least the quantity of each Product and Product Samples equal to the then-current Binding Forecast; provided that if Teoxane submits a Purchase Order for a quantity of any Product and Product Samples that exceeds [*] ([*]%) of the quantity of such Product and Product Samples included in the then-current Binding Forecast, Revance shall not be obligated to supply such excess quantity to Teoxane.

(c)          Each purchase order shall specify: (i) the purchase order number; (ii) the quantities of each Product and/or Product Sample to be purchased by, and supplied to, Teoxane; (iii) the delivery dates and shipping instructions with respect thereto; (iv) Teoxane’s billing address for Revance’s invoice; (v) the applicable Supply Price; and (vi) any other information necessary to ensure the timely production and delivery of each Product and/or Product Sample.  The quantities of each Product and/or Product Samples specified in each purchase order shall be in full Batch increments.  Revance shall confirm to Teoxane all purchase orders that are properly submitted (i.e., with no omissions or errors), including quantities, pricing, and delivery dates, within [*] ([*]) days after receipt.  Any purchase orders not expressly accepted or rejected by Revance shall be deemed to have been accepted.  The Parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any purchase order that is in any way inconsistent with these terms and conditions.

(d)          Revance shall promptly notify Teoxane in writing of any event or circumstances that reasonably would be expected to materially adversely affect Revance’s ability to timely supply Teoxane’s requirements of any Product or Product Samples as reflected in Forecasts provided by Teoxane.

Section 5.03.  Minimum Purchase Commitment.  Beginning as of January 1, 2030, in each Calendar Year during the Term, Teoxane shall purchase a total value of Products corresponding to at least [*] of the purchases forecasted in the December Forecast for the following Calendar Year, the first time in December 2029.

Section 5.04.   Delivery.

(a)         Delivery by Revance to Teoxane shall be made Ex Works Revance’s premises or defined warehouse location (Incoterms 2020).  Revance shall make available each purchase order in the agreed quantity and on the agreed date pursuant to this Article 5.

(b)          With respect to any Product or Product Sample supplied by Revance to Teoxane under this Agreement, Revance shall ensure that on the date on which such Product or Product Sample is delivered to Teoxane, and unless agreed otherwise in writing between the Parties, such Product shall have a remaining shelf life of at least [*] percent ([*]%) of such Product’s or Product Sample’s total shelf life.

Section 5.05.   Acceptance and Refusal.

(a)         Teoxane shall be entitled to reject any portion or all of any shipment of any Product or Product Sample that fails to meet the requirements for incoming inspection, quality documentation or any of the applicable Product Specifications by providing Revance with written notice of such rejection within thirty (30) days following receipt of such Product; provided that in the event that any Product is discovered to have a Latent Defect, Teoxane shall have fourteen (14) days (subject to Section 3.01(b)) from the date that such Latent Defect is discovered to notify Revance of such Latent Defect.  If Teoxane wishes to reject any Product in accordance with this Section 5.05(a), Teoxane shall inform Revance of its rejection, reason therefor and the applicable Batch numbers.

(b)         In the event that Teoxane rejects (or revokes the acceptance for) any Product Unit of any Product supplied to Teoxane hereunder, Revance, upon confirmation of the reasons given for the rejection and that the cause of the rejected state of the Product Unit was not attributed to Teoxane’s actions or omissions (or revocation of the acceptance), at its sole cost and expense, shall either replace such defective Product Unit or refund the Transfer Price for such Product Unit as promptly as possible, as elected by Teoxane.

(c)         If the Parties fail to agree on the reasons for the rejection (or revocation of the acceptance) of any Product, either Party may refer the matter for final analysis to a specialized laboratory of international reputation acceptable to both Parties for the purpose of determining the results.  Any determination by such laboratory analysis shall be final and binding upon the Parties.  The cost and expense of such laboratory shall be borne by Teoxane if the laboratory determines that such Product meets the requirements of this Agreement or by Revance if the laboratory determines that such Product does not meet the requirements of this Agreement.

Section 5.06.  Shortfalls.  Upon receipt of any Batch of any Product by Teoxane, Teoxane may inspect such Batch and confirm that the quantity of such Product received by Teoxane matches the quantity of such Product set forth in the applicable purchase order and, no later than five (5) days following the date of receipt of such Batch, Teoxane shall notify Revance if it becomes aware of any Shortfall.  For each Shortfall, Revance shall, at Teoxane’s option, (a) as promptly as practicable, and in any case without undue delay, use commercially reasonable efforts to deliver such Shortfall amount of such Product to Teoxane, or (b) credit Teoxane the proportion of the Supply Price paid by Teoxane for such Batch which equates to the amount of the Shortfall, or, if the invoice has not been paid, cancel the invoice and issue a new invoice for the actual amount of such Product delivered, and credit to a future invoice the applicable difference in the original invoice and new invoice.  The rights and remedies set forth in this Section 5.06 shall be Teoxane’s sole right and remedy in relation to any Shortfall.

Section 5.07.  Patent Marking.  Revance shall, and shall require its subcontractors to, mark all Products supplied to Teoxane for sale or distribution in the Territory (in a reasonable manner consistent with industry custom and practice) with appropriate Patent numbers or indicia to the extent permitted by Applicable Law or such notices would impact recoveries of damages or equitable remedies available with respect to infringements of Patents.

ARTICLE 6

Quality Assurance

Section 6.01.  Quality.  Revance shall, and shall cause its subcontractors to, Manufacture and warehouse the Products in conformity with Applicable Law.  Within ninety (90) days following the Effective Date and, in any event, before the first supply by Revance to Teoxane of any Product, the Parties shall enter, or cause their relevant Affiliates to enter, into a quality agreement (the “Quality Agreement”), which shall include terms relating to the management of quality matters with respect to the Manufacture of any Product.  The Parties shall perform their respective obligations under, and comply with all provisions of, the Quality Agreement, which may be amended or restated by the Parties independently of this Agreement.

Section 6.02.  Recall of Product.  With respect to any Product supplied to Teoxane pursuant to this Agreement, in the event that: (a) Revance determines and initiates a recall of the Product or any Regulatory Authority in the Territory issues a request, directive or order that such Product be recalled or retrieved; or (b) a court of competent jurisdiction orders that such Product be recalled or retrieved in the Territory, the Party first informed shall notify the other Party in writing within twenty-four (24) hours of learning of such event and both Parties shall conduct such activity and take appropriate corrective actions as will be agreed between them under the Quality Agreement and/or Pharmacovigilance Agreement.  All Teoxane costs and expenses of such recall and corrective actions shall be reimbursed by Revance.

ARTICLE 7

Financial Provisions

Section 7.01.  Upfront Payment.  In partial consideration of the rights granted to Teoxane hereunder, within thirty (30) days from the Effective Date, Teoxane shall make a one-time, non-refundable and non-creditable upfront payment to Revance of [*] (the “Upfront Payment”).

Section 7.02.  Supply Price.

(a)         Transfer Price.  For each Product Unit and Product Samples supplied by Revance to Teoxane, Teoxane shall pay to Revance the Transfer Price for such Product Unit or Product Samples.  With respect to each purchase order of any Product or Product Samples issued by Teoxane, Revance shall invoice Teoxane at the time of shipment of the Product or Product Samples in an amount equal to the applicable Transfer Price multiplied by the number of Product Units of such Product and Product Samples included in the shipment (the “Supply Price” for such Batch), and Teoxane shall pay such invoice within thirty (30) days after Teoxane’s receipt of such invoice from Revance.  For the avoidance of doubt, (i) the Transfer Price does not comprise any price supplement to be paid according to Section 7.02(b) and such price supplement shall additionally be paid and (ii) nothing in this Agreement restrains Teoxane’s freedom to set the selling prices of the Products in the Territory; the non-binding recommended resale price of Revance to physicians is not below [*] per vial.

(b)        Price Supplement.  With respect to each Product in the Field in the Territory, Teoxane will pay Revance a price supplement on the aggregate Annual Net Sales of such Product sold by Teoxane or any of its Selling Parties in the Field in the Territory during a Calendar Year at the rates set forth in the immediately following table.  For clarity, no price supplement is due on Product Samples.

Aggregate Annual Net Sales	Price Supplement Rate
Portion of Annual Net Sales of such Product in a Calendar Year less than or equal to [*]	[*]
Portion of Annual Net Sales of such Product in a Calendar Year greater than [*]	[*]

For clarity, Teoxane’s obligation to pay to Revance the price supplement for any Product under this Section 7.02(b) is imposed only once in each Calendar Year during the Term with respect to the sale of the same Product Unit of such Product.  Within sixty (60) days after the end of each Calendar Quarter during the Term, Teoxane shall deliver to Revance a report, on a Product-by-Product basis, summarizing the total amount payable for such Calendar Quarter, and on a Product-by-Product and country-by-country basis, the Net Sales and the calculation of the price supplement payable under this Section 7.02(b).  Each such report shall be deemed Confidential Information of Teoxane subject to the obligations of Article 10.  Teoxane shall pay to Revance the price supplement payable under this Section 7.02(b) with respect to a given Calendar Quarter within sixty (60) days following the end of such Calendar Quarter together with delivery of the applicable report.

Section 7.03. Regulatory Milestones.  In partial consideration of the rights granted to Teoxane hereunder, following the first achievement of each milestone event for a Product in the immediately following table (each such milestone event, a “Regulatory Milestone Event”) by Revance or Teoxane or any of their respective Affiliates, as applicable, Teoxane shall pay to Revance, in accordance with the terms in this Section 7.03, the one-time, non-refundable and non-creditable milestone payments set forth in the immediately following table that correspond to each such Regulatory Milestone Event (each such milestone payment, a “Regulatory Milestone Payment”).

Regulatory Milestone Event	Regulatory Milestone Payment
First Regulatory Approval by the TGA in Australia of the first Product in the Field	[*]
First Commercial Sale by Teoxane of the first Product in the Field in the Territory	[*]
First delivery by Revance to Teoxane of the first Batch of any Product Manufactured at a Fixed Price equal or less than [*] per Product Unit	[*]
Total Regulatory Milestone Payments:	[*]

For clarity, and notwithstanding anything in this Agreement to the contrary, each Regulatory Milestone Payment shall be paid no more than one (1) time, regardless of how many Products achieve the corresponding Regulatory Milestone Event (it being understood that in no event will Teoxane be responsible for more than an aggregate of [*] in Regulatory Milestone Payments).  Revance, as the Party responsible for achieving the Regulatory Milestone Events set forth in the first and third rows of the immediately preceding table, shall notify Teoxane within ten (10) Business Days following the first achievement of such Regulatory Milestone Events by Revance.  Teoxane, as the Party responsible for achieving the Regulatory Milestone Event set forth in the second row of the immediately preceding table, shall notify Revance within ten (10) Business Days following the first achievement of such Regulatory Milestone Event by Teoxane.  The Regulatory Milestone Payment for any Regulatory Milestone Event shall be due within thirty (30) days after Teoxane’s receipt of an invoice from Revance for such Regulatory Milestone Payment.

Section 7.04.  Commercial Success Milestones.  In partial consideration of the rights granted to Teoxane hereunder, following the first achievement of each milestone event for a Product in the immediately following table (each such milestone event, a “Commercial Success Milestone Event”) by Teoxane or any of its Affiliates, Teoxane shall pay to Revance, in accordance with the terms in this Section 7.04, the one-time, non-refundable and non-creditable milestone payments set forth in the immediately following table that correspond to each such Commercial Success Milestone Event (each such milestone payment, a “Commercial Success Milestone Payment”).

Commercial Success Milestone Event	Commercial Success Milestone Payment
The first time that the Annual Net Sales of a Product in the Territory in a Calendar Year are equal to or greater than [*]	[*]
The first time that the Annual Net Sales of a Product in the Territory in a Calendar Year are equal to or greater than [*]	[*]
The first time that the Annual Net Sales of a Product in the Territory in a Calendar Year are equal to or greater than [*]	[*]
Total Commercial Success Milestone Payments:	[*]

For clarity, and notwithstanding anything in this Agreement to the contrary, each Commercial Success Milestone Payment shall be paid no more than one (1) time, regardless of how many Products achieve the corresponding Commercial Success Milestone Event or how many times each Commercial Success Milestone Event may be achieved (it being understood that in no event will Teoxane be responsible for more than an aggregate of [*] in Commercial Success Milestone Payments).  Teoxane shall notify Revance within sixty (60) days following the end of the applicable Calendar Quarter during which a given Commercial Success Milestone Event is first achieved for any Product, and Teoxane shall pay to Revance the corresponding Commercial Success Milestone Payment within sixty (60) days from the date on which Teoxane receives an invoice from Revance for such Commercial Success Milestone Payment.

Section 7.05.          Method of Payment.  All payments due hereunder to Revance shall be paid to Revance in U.S. Dollars.  In case of currency fluctuations between the Australian Dollar and the US Dollar in excess of [*] relative to the Effective Date, the currency gains or losses are shared equally between the Parties.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated in writing by Revance or by other means as directed by Revance in writing.

Section 7.06.          Interest on Late Payments.  In the event that any payment due under this Agreement is not made when due, such payment shall accrue interest from the date due at a rate per annum equal to [*] plus the Secured Overnight Financing Rate for the date such payment was due, as published by The Federal Reserve Bank of New York on the date such payment was due (or, if unavailable on such date, the first date thereafter on which such rate is available), or the maximum rate allowable by Applicable Law, whichever is lower.

Section 7.07.  Quarterly Report.  During the Term, following the First Commercial Sale of a Product for use in the Field in the Territory, Teoxane shall furnish to Revance a written report within thirty (30) days after the end of each Calendar Quarter (each, a “Calendar Quarter Report”) showing, on a Product-by-Product and country-by-country basis, for such Calendar Quarter (1) the number of units of Product sold, (2) the gross sales and Net Sales in United States dollars, including deductions from gross sales to determine Net Sales (itemized by deduction category), (3) the calculation of the applicable price supplement in accordance with Section 7.02(b) and the calculation of such payments payable in United States dollars, and (4) the exchange rates used in calculating any of the foregoing, in each case (with respect to the foregoing (1) through (4)), in reasonable detail to enable Revance to confirm the accuracy of the calculations.  Each Calendar Quarter Report shall also include the total Net Sales of the Product for use in the Field in the Territory in United States dollars for the applicable Calendar Year for the purposes of determining whether a Commercial Success Milestone Payment is due and payable.  Teoxane shall provide any information reasonably requested by Revance to verify the calculation of Net Sales and price supplements by Teoxane under this Agreement.

Section 7.08.   Audit Rights.

(a)          Upon Teoxane’s reasonable request and with at least thirty (30) days’ prior written notice provided by Teoxane to Revance, Revance shall permit an internationally recognized independent certified public accountant selected by Teoxane and reasonably acceptable to Revance to examine Revance’s books and records during regular business hours for the purpose of verifying for Teoxane the accuracy of the Transfer Price per Product Unit for each Product required to be paid by Teoxane pursuant to this Agreement.  Prior to each such audit, such independent certified public accountant shall execute a confidentiality agreement that is reasonably acceptable to Revance.  The foregoing audit right shall survive and continue to apply for a period of three (3) Calendar Years from the end of the Calendar Year to which such records pertain, and Teoxane shall not be permitted to exercise such audit right more often than once each Calendar Year and no such record may be audited more than once.  The independent certified public accountant shall disclose to Teoxane only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies.  Teoxane shall bear the full cost of such audit unless such audit reveals an overpayment by Teoxane of more than [*]  of the amount actually due for any Calendar Year being audited, in which case Revance shall reimburse Teoxane for any and all reasonable costs of such audit.  Revance shall issue a credit note to Teoxane for the amount of any overpayment discovered by such audit within thirty (30) days after the independent certified public accountant’s report.  Teoxane shall pay to Revance any underpayment discovered by such audit within thirty (30) days after the independent certified public accountant’s report.

(b)          Upon Revance’s reasonable request and with at least thirty (30) days’ prior written notice provided by Revance to Teoxane, Teoxane shall permit an internationally recognized independent certified public accountant selected by Revance and reasonably acceptable to Teoxane to examine Teoxane’s books and records during regular business hours for the purpose of verifying for Revance the accuracy of the Net Sales of any Product reported by Teoxane under this Agreement for purposes of the price supplement pursuant to Section 7.02(b).  Prior to each such audit, such independent certified public accountant shall execute a confidentiality agreement that is reasonably acceptable to Teoxane.  The foregoing audit right shall survive and continue to apply for a period of three (3) Calendar Years from the end of the Calendar Year to which such records pertain, and Revance shall not be permitted to exercise such audit right more often than once each Calendar Year and no such record may be audited more than once.  The independent certified public accountant shall disclose to Revance only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies.  Revance shall bear the full cost of such audit unless such audit reveals an underpayment by Teoxane of more than [*]% of the amount actually due for any Calendar Year being audited, in which case Teoxane shall reimburse Revance for any and all reasonable costs of such audit.  Teoxane shall pay to Revance any underpayment discovered by such audit within thirty (30) days after the independent certified public accountant’s report.  If the audit reveals an overpayment by Teoxane, then Revance shall issue a credit note to Teoxane for the amount of such overpayment within thirty (30) days after the independent certified public accountant’s report.

Section 7.09.  Taxes.  All payments due hereunder shall be net of any withholding for taxes, duties, levies, fees or other similar items required by Applicable Law.  The Parties shall cooperate in good faith in order to minimize any such withholding as allowable under Applicable Law.

ARTICLE 8

Intellectual Property Rights

Section 8.01.   Prosecution of Revance Patents.

(a)          Revance shall have the sole responsibility, at its sole cost and expense, to prosecute and maintain the Revance Patents in the Territory.  Revance shall (i) keep Teoxane reasonably informed of all steps to be taken in connection with such preparation, filing, prosecution and maintenance of the Revance Patents in the Territory, and (ii) consider in good faith and undertake to incorporate all reasonable comments and suggestions by Teoxane regarding such matters, including in respect of any actions, decisions, applications, amendments, submissions or correspondence related thereto.

(b)        Cooperation in Prosecution.  Teoxane shall provide Revance, at Revance’s sole costs, all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 8.01, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

Section 8.02.  Enforcement of Patents.

(a)        Notification.  If a Party becomes aware of any infringement, threatened infringement, or alleged infringement of the Revance Patents in the Territory (in each case, a “Product Infringement”), then such Party shall promptly notify the other Party in writing of such Product Infringement, including any evidence in such Party’s possession demonstrating such Product Infringement (it being understood that any claim that any Revance Patent in the Territory is invalid or unenforceable shall be deemed to be a Product Infringement hereunder).

(b)         Enforcement Rights.  Revance shall have the sole and exclusive right, and the obligation if so requested by Teoxane, at Revance’s own expense and with legal counsel of its own choice, to institute, prosecute and control any action, suit, or proceeding (or take other appropriate legal action) to enforce the Revance Patents in the Territory against any Person engaged in any Product Infringement of the Revance Patents in the Territory, including the right to collect for past damages, and to control the defense of any declaratory judgment action filed in response to any action, suit or proceeding initiated under this Section 8.02(b).  The Parties acknowledge and agree that it is the mutual intention of the Parties to enable Revance to have prudential and constitutional standing to enforce the Revance Patents in the Territory.  In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, Teoxane shall cooperate fully with Revance, at Revance’s expense, in taking all reasonable steps requested by Revance in connection with any such action

(c)        Settlement.  Notwithstanding anything in this Agreement to the contrary, in no event shall Revance have the right to settle, compromise or otherwise resolve any suit, action or proceeding initiated under Section 8.02(b) without Teoxane’s approval, Teoxane shall in good faith consider all reasonable comments and suggestions of Revance in connection therewith.

(d)         Recoveries.  Any monetary awards or other amounts or recoveries resulting from any action brought by Revance under Section 8.02(b) (i) shall be applied first to reimburse the Parties for their respective out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting or assisting in such suit, proceeding or action, (ii) any amount of damages awarded to Revance will then be allocated to Teoxane in compensation for its damages, and (iii) any remaining balance shall be retained by Revance.

(e)         Enforcement of Teoxane Patents.  For the avoidance of doubt, Teoxane shall have the sole and exclusive right, but not the obligation, at its own expense and with legal counsel of its own choice, to institute, prosecute and control any action, suit, or proceeding (or take other appropriate legal action) to enforce the Teoxane Patents within or outside of the Territory against any Person.

Section 8.03.  Infringement of Third Party Intellectual Property Rights.  Each Party shall promptly notify the other Party in writing of any allegation, claim or suit that the Manufacture, use or Commercialization of any Product in the Territory infringes, misappropriates or otherwise violates any Third Party’s Patent or other Intellectual Property Rights.  Subject to Section 12.04, each Party shall have the sole right to control any defense of any such claim involving alleged infringement, misappropriation or other violation of Third Party rights by such Party’s activities, at its own expense and by counsel of its own choice.

Section 8.04.   Ownership of Data and Information.  Revance shall be the sole owner of all data and information related to the use of DAXXIFY until the Effective Date, and Teoxane will be the sole owner of any data and information, including pre-clinical, clinical and post approval market surveillance data with respect to the Products generated after the Effective Date which result (i) from any activities reimbursed by Teoxane to Revance pursuant to Section 3.01(c), or (ii) from Teoxane’s Commercialization of the Products in the Territory (collectively, “Teoxane Product Data”).  Teoxane hereby grants Revance a non-exclusive, fully paid-up and royalty-free license and right of reference during the Term to Exploit the Teoxane Product Data to the extent required for Revance’s regulatory obligations for the Products in and outside the Territory.

ARTICLE 9

Representations and Warranties

Section 9.01.   Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants to the other Party that:

(a)          such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed;

(b)        such Party has the requisite power and authority to execute and deliver this Agreement and to fully perform its obligations hereunder, and the individual executing this Agreement on behalf of such Party has the authority to do so;

(c)         the execution, delivery and performance of this Agreement and the performance of such Party’s obligations hereunder (i) has been duly authorized by all of its corporate actions necessary on the part of such Party; (ii) do not and will not conflict with or violate any requirement of Applicable Law, (iii) do not and will not conflict with or violate the certificate of incorporation, certificate of formation, bylaws, limited partnership agreement or other organizational documents of such Party, and (iv) do not and will not conflict with, violate, breach or constitute a default under any agreement, instrument or contractual obligations of such Party or any of its Affiliates;

(d)         this Agreement is a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

(e)          such Party is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or any comparable Applicable Law in the Territory and it does not, and will not during the Term, employ or use the services of any Person who is debarred or disqualified, in connection with activities relating to any Product (it being understood that, in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself, its Affiliates or sublicensees, which directly or indirectly relate to activities under this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining such Person to perform any services under this Agreement).

Section 9.02.   Representations and Warranties by Revance.  Revance hereby represents, warrants and covenants to Teoxane that:

(a)        the Revance Licensed Technology and Revance Trademarks are Controlled by Revance in the Territory and Revance has the right to grant Teoxane the license granted to Teoxane under this Agreement;

(b)         none of the Revance Licensed Technology or Revance Trademarks has been adjudged invalid or unenforceable in whole or in part, and all such Revance Licensed Technology and Revance Trademarks are valid and enforceable;

(c)          neither Revance nor any of its Affiliates has granted, and during the Term Revance will not (and will cause its Affiliates to not) grant, any rights to any Third Party under any Revance Licensed Technology or Revance Trademarks in the Field in the Territory that conflict with the rights granted to Teoxane under Section 2.01;

(d)         to the knowledge of Revance as of the Effective Date, the keeping and Commercialization of any Product in the Territory does not and will not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property Right of any Third Party;

(e)        the Revance Licensed Technology and Revance Trademarks constitute all of the Intellectual Property Rights necessary for the keeping and Commercialization of any and all Products in the Field in the Territory;

(f)          except as set forth in the Revance Disclosure Schedule, as of the Effective Date, neither Revance nor any of its Affiliates has received any written notice from, and Revance is not otherwise aware of, any Third Party asserting or alleging that the, Manufacturing, keeping or Commercialization of any Product has infringed, misappropriated or otherwise violated any Intellectual Property Right of such Third Party;

(g)          except as set forth in the Revance Disclosure Schedule, as of the Effective Date, there is no pending or threatened litigation, claim or proceeding against Revance or any of its Affiliates which could materially impact the ability of Revance or any of its Affiliates to perform their respective obligations under this Agreement;

(h)          to the knowledge of Revance as of the Effective Date, no Third Party has infringed, misappropriated or otherwise violated any Revance Licensed Technology or any Revance Trademark;

(i)          the development of each Product by Revance has been conducted in compliance with all Applicable Law;

(j)         each Product supplied hereunder will (i) be Manufactured in all material respects in accordance with all applicable Regulatory Approvals, cGMPs and other Applicable Laws, (ii) conform to the Product Specifications for such Product at the time of delivery to Teoxane, (iii) not be adulterated or misbranded under Applicable Law, (iv) at the time of shipment to Teoxane, be free and clear of any lien or encumbrance, and (v) be supplied to Teoxane in accordance with the Quality Agreement;

(k)         neither Revance nor any of its Affiliates has received or been subject to (i) any notices from any Regulatory Authority or other Governmental Authority of adverse findings or recalls relating to any Product, or (ii) any warning letters or other written correspondence from any Regulatory Authority or other Governmental Authority concerning any Product in which such Regulatory Authority or other Governmental Authority asserted that the operations of Revance or such Affiliate were not in compliance with Applicable Law with respect to such Product;

(l)           during the Term, Revance shall comply with all licenses, permits and similar authorizations required by any Regulatory Authority for Revance to perform its obligations under this Agreement and the Quality Agreement; and

(m)        the facilities and all equipment utilized in the Manufacture and supply of any Product to Teoxane hereunder by Revance shall be maintained in good operating condition.

Section 9.03.  Compliance with Law.  Each Party shall, and shall cause its Affiliates and sublicensees to, comply with all Applicable Law in exercising its rights and fulfilling its obligations under this Agreement.

Section 9.04. Disclaimer; Limitation of Liability.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 9, THE RIGHTS GRANTED HEREIN ARE GRANTED ON AN “AS IS” BASIS, AND THE PARTIES EACH HEREBY DISCLAIM ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 9.04 SHALL NOT BE CONSTRUED TO LIMIT AN INDEMNIFIED PARTY’S RIGHT TO RECOVER FROM THE INDEMNIFYING PARTY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH THE INDEMNIFYING PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 12.

ARTICLE 10

Confidentiality

Section 10.01. Confidentiality.  (a) The Receiving Party shall keep confidential the Disclosing Party’s Confidential Information, and shall not use any of the Disclosing Party’s Confidential Information for any purpose other than the exercise of the Receiving Party’s rights, or as otherwise permitted, hereunder.  The Receiving Party shall preserve the confidentiality of the Disclosing Party’s Confidential Information as it would preserve the confidentiality of its own similar type of confidential information and shall not disclose the Disclosing Party’s Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except as expressly permitted hereunder.  The Receiving Party may disclose the Confidential Information of the Disclosing Party (i) to any of its employees, contractors, suppliers, agents and sublicensees who need it in connection with this Agreement and are directed by the Receiving Party to observe restrictions regarding disclosure and use of such Confidential Information on terms comparable to and no less restrictive than those set forth herein or (ii) in response to a valid order of a court or other Governmental Authority or to otherwise comply with Applicable Law; provided that, in the case of clause (ii), the Receiving Party shall first give prompt written notice to the Disclosing Party and, at the Disclosing Party’s cost and expense, reasonably cooperate with the Disclosing Party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by Applicable Law.

(b)          The terms and conditions of this Agreement and the existence of the transactions contemplated hereby shall be deemed Confidential Information for the purposes of this Agreement; provided that each Party may disclose the terms and conditions of this Agreement: (i) in confidence on terms no less restrictive than those set forth herein, to its accountants, banks and present and prospective financing sources, actual or potential acquirers, and their advisors; (ii) in connection with the enforcement of this Agreement or rights under this Agreement; (iii) in confidence on terms no less restrictive than those set forth herein, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party; (iv) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law; provided that prior to making any such disclosure, such Party shall provide written notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information; or (v) as mutually agreed upon by the Parties in writing.

(c)         As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) with respect to the subject matter of this Agreement, including that certain Confidentiality Agreement, dated as of February 2, 2024, by and between the Parties.

ARTICLE 11

Term and Termination

Section 11.01. Term.  This Agreement shall come into force on the Effective Date and, unless earlier terminated in accordance with this Article 11, shall continue in full force and effect until December 31, 2040 (the “Term”).

Section 11.02. Termination for Material Breach.

(a)        Either Party may, by written notice to the other Party, immediately terminate this Agreement if such other Party is in material breach of any provision of this Agreement and such breach has not been cured (if capable of cure) within sixty (60) days following receipt of written notice thereof from the non-breaching Party.

(b)          In particular, but without limitation, the uncured (within the period set forth above) violation of any of the following causes or the following events shall be considered a material breach: (i) Section 2.01 (breach of exclusivity); (ii) Section 2.03 (failure to comply with the Brand Guidelines Agreement in any material respect); (iii) Section 2.06 (any breach of the non-compete undertaking), (iv) Section 5.03 (breach of the minimum purchase commitment due to reasons other than a breach by Revance of this Agreement); (v) failure to pay any due payments under Article 7; (vi) Section 7.07 (failure to deliver the Calendar Quarter Report); (vii) breach of Sections 9.01 9.02(a), (b), (i), (k), (l), or (m) or 9.03 (breach of representations and warranties); (viii) failure to comply with the Quality Agreement or Pharmacovigilance Agreement in any material respect; or (ix) Article 12 (failure to satisfy indemnification obligations).

Section 11.03.  Termination for Bankruptcy.  Either Party may, by written notice to the other Party, immediately terminate this Agreement upon (a) the bankruptcy, dissolution or winding up of such other Party; (b) the making of, or seeking to make or arrange for, an assignment for the benefit of creditors of such other Party; (c) the initiation of proceedings in voluntary or involuntary bankruptcy; or (d) the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

Section 11.04. Termination for Acquisition of Botulinum Toxin Rights.  Revance may terminate this Agreement in the event Teoxane acquires any right, title or interest (including any license rights) in or to any botulinum toxin Commercialized in the Territory from any Third Party by providing twelve (12) months’ prior written notice to Teoxane.

Section 11.05. Termination for Change of Control.  Revance may terminate this Agreement in the event of a Change of Control of Teoxane where the acquirer of Teoxane in such Change of Control transaction owns, develops, sells, distributes or otherwise Commercializes any product containing botulinum toxin for human use by providing eighteen (18) months’ prior written notice to the other Party.

Section 11.06. Effect of Expiration or Termination.

(a)        Except as provided in this Section 11.06, upon the expiration or any termination of this Agreement, all rights and obligations of the Parties hereunder shall automatically terminate.

(b)         Except in the case of any termination of this Agreement by Revance pursuant to Section 11.02 or Section 11.03, to the extent that Teoxane and its Affiliates and sublicensees have any Product in inventory as of the effective date of the expiration or termination of this Agreement, Teoxane, its Affiliates and sublicensees shall have the right to sell such Product in the Territory for a period of three (3) months; provided that Teoxane shall be responsible for any payments to Revance that are payable as of the effective date of such expiration or termination.  Teoxane shall destroy or return to Revance any Product in inventory upon expiration of such three (3)-month period (in Revance’s sole discretion).

(c)        Notwithstanding the limitation of liability set forth in Section 9.04, if Revance terminates this Agreement under Section 11.02 for an alleged material breach of this Agreement and where it is determined in an arbitration under Section 13.06 that there was no material breach (as the case may be, no more material breach after the end of cure period set forth in Section 11.02(a)) to justify an early termination of the Agreement, Revance shall, within thirty (30) days following the rendering of the final arbitral award, pay to Teoxane the Termination Payment.  For illustrative purposes only, if the date of such termination notice is January 1, 2028 and as of such date, Teoxane has paid Revance an aggregate amount of [*] for the Upfront Payment and Milestone Payments and there have been three (3) Calendar Years completed in their entirety, the Termination Payment would be calculated as a [*].

(d)          Upon the expiration or termination of this Agreement, the Receiving Party shall either, at the Disclosing Party’s election, (i) promptly destroy all copies of the Disclosing Party’s Confidential Information in the possession or control of the Receiving Party and confirm such destruction in writing to the Disclosing Party or (ii) promptly deliver to the Disclosing Party, at the Receiving Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the Receiving Party.  Notwithstanding the foregoing, the Receiving Party shall be permitted to retain (A) a reasonable number of copies of the Disclosing Party’s Confidential Information for archival purposes and to ensure compliance with any legal or regulatory obligations on such Party or its Affiliates and (B) any computer records or files containing such Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures and any applicable regional record retention regulations, but not for any other uses or purposes.  All Confidential Information so held shall continue to be subject to the terms and conditions of this Agreement.

(e)          Upon the expiration or termination of this Agreement, Teoxane hereby assigns, and shall deliver to Revance, the Teoxane Product Data.

Section 11.07. Accrued Liabilities; Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such expiration or termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

Section 11.08. Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Revance are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that Teoxane, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Revance under the United States Bankruptcy Code, Teoxane shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property Rights licensed to Teoxane and all embodiments of such Intellectual Property Rights, which, if not already in Teoxane’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Teoxane’s written request therefor, unless Revance elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under clause (a), following the rejection of this Agreement by Revance, upon written request therefor by the Teoxane.

Section 11.09. Survival.  Notwithstanding anything in this Agreement to the contrary, Sections 2.04, 6.02 (with respect to any recall implemented as of the effective date of expiration or termination of this Agreement), 7.08, 9.04, 11.06, 11.07, 11.08 and this Section 11.09, and Articles 1, 10, 12 and 13 shall survive expiration or any termination of this Agreement.

ARTICLE 12

Indemnification

Section 12.01.          Indemnification by Revance.  Revance shall defend, indemnify and hold harmless Teoxane and Teoxane’s Affiliates and their respective officers, directors, employees, contractors, customers and agents (each a “Teoxane Indemnified Party”) from and against any and all damages, liabilities, expenses, penalties, fines and other losses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) incurred in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) based on or arising from (a) Revance’s material breach of this Agreement; (b) any breach of Applicable Law or grossly negligent or willful misconduct by or on behalf of Revance in connection with the Manufacturing or supply of Products; (c) infringement, misappropriation or other violation of any Person’s Intellectual Property Rights in connection with the Manufacture or supply of the Products or the Commercialization of the Products by Teoxane as authorized under the Agreement; (d) the events disclosed in the Revance Disclosure Schedule; or (e) personal injury arising from the Manufacture of the Products, including any product liability claims relating to any Product.

Section 12.02. Indemnification by Teoxane.  Teoxane shall defend, indemnify and hold harmless Revance and Revance’s Affiliates and their respective officers, directors, employees, contractors, customers and agents (each a “Revance Indemnified Party”) from and against any and all Losses incurred in connection with any and all Third Party Claims based on or arising from (a) Teoxane’s material breach of this Agreement; (b) any breach of Applicable Law or grossly negligent or willful misconduct by or on behalf of Teoxane in connection with the Commercialization of Products; (c) infringement, misappropriation or other violation of any Person’s Intellectual Property Rights in connection with the Commercialization of the Products in a manner not authorized under the Agreement; (d) personal injury arising from the Commercialization of the Products (other than any personal injury caused by the Manufacture of such Products).

Section 12.03. Comparative Fault.  Where any Losses are the result of the concurrent acts of both Parties, each Party shall be liable under this Article 12 to the extent of its fault or liability therefor.

Section 12.04. Third Party Indemnification Procedures.  The Party seeking indemnification (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly and in no event later than thirty (30) days after learning of a written claim that is covered or potentially covered by Section 12.01 or Section 12.02, as applicable (an “Indemnified Claim”).  Failure by the Indemnified Party to give notice of an Indemnified Claim within thirty (30) days of receiving a writing reflecting such Indemnified Claim shall not relieve the Indemnifying Party of its indemnification obligations hereunder except and solely to the extent that the Indemnifying Party’s ability to defend or settle the Indemnified Claim is actually and materially prejudiced as a result of such failure to give such notice.  The Indemnifying Party may elect (but is not obligated) to assume control of and direct the defense of any Indemnified Claim; provided that the selection of counsel shall be subject to the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend, or settle any Indemnified Claim or take other remedial or corrective actions with respect thereto as may be necessary for the protection of the interests of the Indemnified Party; provided, however, that any settlement shall be subject to the Indemnified Party’s prior written consent unless such settlement (a) is solely for monetary damages (for which the Indemnifying Party shall be solely responsible), (b) does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or its and their respective directors, officers, employees and agents, or require any admission of guilt or fault, and (c) includes an unconditional release of the Indemnified Party and its Affiliates and its and their respective directors, officers, employees and agents from all liability on claims that are the subject matter of such Indemnified Claim.  In each case where the Indemnifying Party assumes control of the defense, the Indemnified Party shall have the right to employ separate counsel and participate in the defense at its own expense.

Section 12.05. Insurance.  Each Party, at its own cost and expense, shall, and shall cause its Affiliates to, maintain in full force and effect with an insurer having an A.M. Best rating of an “A-” or better, comprehensive commercial general liability insurance (including contractual liability) with limits not less than [*] per occurrence and in the aggregate and product liability insurance (including completed operations and contractual liability) with limits not less than [*] per occurrence and in the aggregate.  On the Effective Date and upon request thereafter, but not more than once in any twelve (12)-month period, each Party shall provide proof of such insurance coverage to the other Party.  Revance’s insurance policies shall name Teoxane and its Affiliates, officers, directors and employees as additional insureds.  Each Party’s insurer shall waive all rights of subrogation against the other Party and such other Party’s Affiliates, officers, directors and employees.  Either Party may substitute a self-insurance program to satisfy in whole or in part its obligations under this Section 12.05.  Revance’s product liability insurance shall be primary with no contribution by Teoxane’s insurance (or self-insurance).  All deductibles or self-insured retentions are the responsibility of the respective insured.  Each Party shall provide the other Party with at least thirty (30) days’ advance written notice of any cancellation, termination, or material alteration of such Party’s insurance policies or self-insurance program.

ARTICLE 13

Miscellaneous

Section 13.01. Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party; provided that either Party may, without the consent of the other Party, assign this Agreement in its entirety to (a) any of its Affiliates or (b) any Third Party in connection with a Change of Control of such Party or the sale of all or substantially all of the business of such Party to which this Agreement relates, in each case, except to the extent such assignment would require an amount of taxes, duties, levies fees or other similar items to be withheld under Applicable Law from any amounts otherwise payable hereunder in excess of the amount of taxes, duties, levies fees or other similar items that would be required to be withheld absent such assignment.  Any successor, transferee or assignee of a Party must agree in writing to be bound by the terms and conditions of this Agreement and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Any attempted assignment in contravention of this Section 13.01 shall be void ab initio.

Section 13.02. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Revance to:

Revance Therapeutics Inc.
1222 Demonbreun Street
Suite 2000
Nashville, Tennessee 37203
USA
Attention: General Counsel

Email.: [*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1 Manhattan West, New York, NY 10001
Attention: Demetrius Warrick
Email: [*]

if to Teoxane to:

[*]

with a copy (which shall not constitute notice) to:

[*]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.04. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 13.05. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06. Arbitration.  (a) Subject to Section 13.06(b), the Parties agree that arbitration shall be the exclusive means of resolving any dispute or claim between the Parties relating to or arising out of this Agreement, and neither Party may commence any action in any court except to enforce the obligation to arbitrate or to enforce any arbitration award.  Any arbitration required by this Agreement shall be initiated under and governed by the American Arbitration Association (the “AAA”) and any such arbitration shall be held in New York, New York.  Within twenty (20) days after the commencement of any such arbitration, each Party shall select one (1) arbitrator.  The two (2) arbitrators selected shall, in turn, select a third arbitrator.  If the arbitrators selected by the Parties cannot agree on a third arbitrator, the third arbitrator shall be selected as provided by AAA rules.  The arbitrators shall have the sole authority to permit the Parties to conduct discovery.  The written decision of the arbitrators with respect to any dispute or controversy shall be final, binding and non-appealable, and the Parties shall be deemed to have consented to judgment upon the arbitration award being entered in any of the courts set forth below.  The arbitrators shall be empowered to award such remedies (including equitable remedies and injunctive relief) as they shall consider appropriate based upon their findings of fact and conclusions of law and such other factors as they consider relevant.  The Party which loses the arbitration proceedings shall indemnify and hold the prevailing Party harmless for any and all costs incurred or suffered in connection with the arbitration proceedings, including filing fees, hearing fees, reasonable attorneys’ fees, arbitrator compensation and administrative fees, expenses of the arbitrators and witnesses.  The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and neither Party shall disclose to any Third Party any information about such arbitration, except as may be required by Applicable Law or any Governmental Authority, including in any court proceedings to enforce the obligation to arbitrate or any arbitration award (it being understood that in such case, the Parties shall reasonably cooperate to obtain a protective order or other measure preserving the confidential treatment of such information and require that such information be used only for the purposes required by Applicable Law or such Governmental Authority).  The Parties agree that any suit, action or proceeding seeking to enforce the obligation to arbitrate or to enforce any arbitration award shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and each of the Parties hereby irrevocably waives any and all right to trial by jury in any such legal proceeding.

(b)          Notwithstanding anything in this Agreement to the contrary, any dispute, controversy or claim relating to (i) the scope, validity, enforceability or infringement of any Intellectual Property Right or (ii) a claim for specific performance or injunctive or other equitable relief as a remedy for a breach or threatened breach of Article 2 or Article 10, shall be submitted to the United States District Court for the Southern District of New York or any New York State court sitting in New York City so long as one of such courts shall have subject matter jurisdiction over such dispute, controversy or claim, and each Party hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.02 shall be deemed effective service of process on such Party.  Each of the Parties hereby irrevocably waives any and all right to trial by jury in any such suit, action or proceeding.

Section 13.07. Further Assurances.  Each Party, upon the request of the other Party, without further consideration, shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 13.08. Performance by Affiliates.  Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

Section 13.09. Specific Performance.  Each Party acknowledges and agrees that irreparable damage would occur if any material provision of Article 2 or Article 10 of this Agreement was not performed in accordance with the terms thereof and that the other Party shall be entitled to an injunction or injunctions to prevent breaches of such Articles or to enforce specifically the performance of such terms and provisions of such Articles in addition to any other remedy to which such other Party is entitled at law or in equity in accordance with the terms set forth in this Agreement.  The Parties further acknowledge and agree that no Party shall be required to post any bond, guaranty or other surety in order to obtain any such injunction or specific performance.

Section 13.10. Independent Contractors.  The Parties’ relationship with one another, as established by this Agreement, is solely that of independent contractors, with Teoxane acting as an independent distributor of Products in the Field in the Territory.  This Agreement does not create any partnership, joint venture, agency or similar business relationship between the Parties, including for U.S. federal and state or foreign income tax purposes, and will not be treated as such by either Party or any of its respective Affiliates.  Neither Party is a legal representative of the other Party.  Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

Section 13.11. Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

Section 13.12. English Language.  This Agreement is in the English language, and the English language shall control its interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

Section 13.13. Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and neither Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 13.14. Entire Agreement.  This Agreement, the Brand Guidelines Agreement and the Quality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 13.15. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.16.  Conflict.  In the event of any conflict or inconsistency between:

(a)          the Quality Agreement and this Agreement, the terms of the Quality Agreement shall govern solely in relation to quality-related matters, and this Agreement shall govern all other matters;

(b)       the Pharmacovigilance Agreement and this Agreement, the terms of the Pharmacovigilance Agreement shall govern solely in relation to pharmacovigilance-related matters, and this Agreement shall govern all other matters;

(c)        the Pharmacovigilance Agreement and the Quality Agreement, the terms of the Pharmacovigilance Agreement shall govern in relation to pharmacovigilance-related matters, and the Quality Agreement shall govern all other matters; and

(d)         the Brand Guidelines Agreement and this Agreement, the Brand Guidelines Agreement shall govern solely in relation to branding and marketing-related matters, and this Agreement shall govern all other matters.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

REVANCE THERAPEUTICS, INC.

By:	/s/ Mark J. Foley
Name: Mark Foley
Title: President and Chief Executive Officer

REVANCE AUSTRALIA PTY. LTD

By:	/s/ Mark J. Foley
Name: Mark Foley
Title: President and Chief Executive Officer

TEOXANE SA

By:	/s/ Valérie Taupin
Name: Valérie Taupin
Title: CEO

[Signature Page to Exclusive Distribution Agreement]